UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

Creatd, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39500	87-0645394
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

419 Lafayette Street, 6th Floor
New York, NY 10003

(Address of principal executive offices)

(201) 258-3770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Appointment of Director

On November 16, 2022, the Board of Directors (the “Board”) of Creatd, Inc. (the “Company”) the Board appointed Erica Wagner to the Board.

Erica Wagner, age 55

Erica Wagner joins the Board with over 25 years of experience as a journalist, broadcaster, editor and author. From 2016 through 2021, Ms. Wagner was a Lecturer, and later Senior Lecturer, at Goldsmith’s College, University of London, where she taught creative writing. Ms. Wagner was previously Lead Editorial Innovator for Creatd, Inc., has previously and currently held roles as a freelance editor, journalist, and contributing writer for numerous outlets both in the U.K. and the U.S., including The New Statesman, Harper’s Bazaar, the Economist, the Observer, the New York Times. Ms. Wagner is also a freelance literary and creative consultant for Chanel, as well as the host of their branded podcast. She has twice been a judge of the Booker Prize and has been judge and Chair of the Goldsmiths Prize. In 2015, Ms. Wagner was awarded an Honorary PhD by the University of East Anglia, and currently Goldsmith’s College Distinguished Writers’ Centre Fellow. She has an undergraduate degree from University of Cambridge, a Master’s degree from University of East Anglia, and an Honorary PhD from the University of East Anglia.

As a member of Creatd’s board of directors, Ms. Wagner will add significant expertise with respect to informing the Company’s literary and creative direction, having worked closely with news organizations, commercial companies and publishers, to advise their creative direction and its application towards commercial success.

There are no family relationships between Ms. Wagner and any director or executive officer of the Company. Since January 1, 2021, Ms. Wagner has been engaged with the Company as an employee and a consultant, performing the following range of services: (i) providing counsel on the Company's creative and editorial strategy as well as Creatd’s role in the industry and marketplace; (ii) crafting and recommending tailored communications strategies on both a corporate and product level that are properly aligned with the Company’s growth strategy; (iii) leading numerous initiatives designed to drive Vocal's creator engagement and platform growth, including podcast strategy and development (iv) assessing the potential uses and applications of the OG Collection media library, with the overarching goal of developing a strategy to maximize its potential value. During the year ended December 31, 2021, Ms. Wagner’s gross compensation for these services totaled approximately $80,000. From January 1, 2022, to November 15, 2022, her gross compensation for these services totaled approximately $200,000. Ms. Wagner is currently engaged by the Company as a consultant and is paid approximately $2,000 per month.

Resignation of Director

On November 17, 2022, the Board received notice from Joanna Bloor of her resignation as a director and from all committees of the Board on which she served, effective as of such date. Ms. Bloor’s resignation as a member of the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREATD, INC.

Date: November 18, 2022	By:	/s/ Jeremy Frommer
	Name:	Jeremy Frommer
	Title:	Chief Executive Officer